EXHIBIT 23
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Trustees of the VaxGen, Inc. 401(k) Retirement Plan:
We consent to the incorporation by reference in the Registration Statement (No. 333-61158 and 333-108112) on Form S-8 of VaxGen, Inc. of our report dated April 7, 2009, with respect to the statements of net assets available for benefits of VaxGen, Inc. 401(k) Retirement Plan as of December 31, 2008 (in liquidation) and 2007, the related statement of changes in net assets in liquidation available for benefits for the year ended December 31, 2008, and the related supplemental schedule of Schedule H, line 4i — schedule of assets (held at end of year) as of December 31, 2008, which report appears in the December 31, 2008 annual report on Form 11-K of VaxGen, Inc. 401(k) Retirement Plan.
/s/ Mah & Associates, LLP
San Francisco, California
April 7, 2009